Exhibit 99.1

BTU International Reports First Quarter 2012 Results

NORTH BILLERICA, Mass.--(BUSINESS WIRE)--May 1, 2012--BTU International, Inc. (Nasdaq: BTUI), a leading supplier of advanced thermal processing equipment to the alternative energy and electronics manufacturing markets, today announced its financial results for the first quarter ended on April 1, 2012.

First quarter net sales were $16.3 million, up 9.4 percent compared to $14.9 million in the preceding quarter, and down 35.8 percent compared to $25.4 million for the same quarter a year ago. Net loss for the first quarter of 2012 was $2 million, or ($0.21) per diluted share, compared to a net loss of $2.3 million, or ($0.25) per diluted share, in the preceding quarter, and compared to a net income of $1.8 million, or $0.19 per diluted share, in the first quarter of 2011.

Comments

Commenting on the company’s performance, Paul J. van der Wansem, BTU chairman and CEO, said, “Our electronics business contributed strongly to our revenue improvement from the fourth quarter 2011. On the other hand the worldwide solar industry continues to be in overcapacity with capital investments at a very low level. As during past downturns, the company is taking additional steps to manage the decline in the solar business through further expense reductions which will yield benefits in the third quarter. We are maintaining our focus on selected development projects for both solar and electronics and are working with key solar manufacturers to demonstrate ways in which our technologies can further reduce their manufacturing cost per watt.”

Outlook

“We expect further weakness for solar equipment orders, in part offset by strong sales to our electronics customers, resulting in second quarter revenues in the $14 to $15 million range. Gross margins and operating expenses are expected to be essentially flat compared with the first quarter of 2012. In spite of the current condition of the solar industry, we expect that capital investment in solar equipment will return to a growth path as costs per watt continue to decline, grid parity comes closer and more countries expand or initiate the use of solar as a renewable energy source,” concluded van der Wansem.

Teleconference and Simultaneous Webcast

BTU will be discussing its financial results, along with its outlook for the second quarter of 2012, in a conference call to be held today, May 1, at 5:00 p.m. Eastern Daylight Savings Time. The dial-in number to participate in the conference call is (877) 303-9139. A webcast of the conference call will be available on BTU’s website at www.btu.com. Replays of the call will be available through May 18, 2012, and can be accessed at this the BTU website or by phone at (855) 859-2056, pass code 59565376.

About BTU International

BTU International is a market-leading, global supplier of advanced thermal processing equipment and processes to the alternative energy and electronics manufacturing markets. BTU equipment is used in solar cell, nuclear fuel and fuel cell manufacturing as well as in the production of printed circuit board assemblies and semiconductor packaging. BTU has operations in North Billerica, Massachusetts and Shanghai, China with direct sales and service in the U.S.A., Asia and Europe. Information about BTU International is available at www.btu.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This news release contains expressed or implied forward-looking statements regarding, among other things, the timing and expected benefits of expense reductions, our expectations about capital spending in the solar industry and the sale of our electronics products, the return of growth in the solar industry and the company's expected revenues, gross margins, and operating expenses and financial performance for the second quarter of fiscal year 2012. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements are made pursuant to the “safe harbor” provisions established by the federal securities laws, and are based on the assumptions and expectations of the company’s management at the time such statements are made. Important factors that could cause actual results to differ include the timing of any scheduled deliveries under our previously announced in-line diffusion equipment orders, the demand for thermal processing equipment, particularly in the alternative energy market, general market conditions governing supply and demand, the impact of competitive products and pricing and other risks detailed in the company’s filings with the Securities and Exchange Commission. Actual results may vary materially. Accordingly, you should not place undue reliance on any forward-looking statements. All information set forth in this press release is as of May 1, 2012, and, unless otherwise required by law, the company disclaims any obligation to revise or update this information in order to reflect future events or developments.

BTU INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended
	April 1, 2012	April 3, 2011

Net sales	$16,272	$25,350
Costs of goods sold	11,049	14,624

Gross profit	5,223	10,726

Operating expenses:
Selling, general and administrative	5,413	5,924
Research, development
and engineering	1,482	1,867
Operating income (loss)	(1,672)	2,935

Interest income	20	15
Interest expense	(118)	(135)
Foreign exchange loss	(62)	(76)
Other income	-	215

Income (loss) before provision
for income taxes	(1,832)	2,954

Provision for income taxes	175	1,125

Net income (loss)	$(2,007)	$1,829

Income (loss) per share:
Basic	$(0.21)	$0.20
Diluted	$(0.21)	$0.19

Weighted average number of
shares outstanding:
Basic shares	9,501,667	9,369,773
Effect of dilutive options	-	388,363

Diluted shares	9,501,667	9,758,136

BTU INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

Assets	April 1, 2012	December 31, 2011

Current assets
Cash and cash equivalents	$20,116	$18,948
Accounts receivable, net	12,874	12,422
Inventories	16,266	17,510
Other current assets	2,626	2,064

Total current assets	51,882	50,944

Property, plant and equipment, net	5,286	5,650

Other assets, net	109	124

Total assets	$57,277	$56,718

Liabilities and stockholders' equity

Current liabilities
Current portion of long-term debt	$384	$379
Trade accounts payable	5,994	3,527
Other current liabilities	5,200	5,404

Total current liabilities	11,578	9,310

Long-term debt, less current portion	7,861	7,956

Total liabilities	19,439	17,266

Total stockholders' equity	37,838	39,452

Total liabilities and stockholders' equity	$57,277	$56,718

Source: BTU International E

CONTACT:
Company Contact:
BTU International, Inc.
Peter Tallian, 978-667-4111
Chief Financial Officer
or
Agency Contact:
For BTU International, Inc.
Bill Monigle, 941-497-1622
IR Counsel